                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                Hunt Corporation
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

 [GRAPHIC OMITTED]

                                HUNT CORPORATION


                           ---------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be Held on April 19, 2000

                           ---------------------------
To Our Shareholders:

     The Annual Meeting of Shareholders of Hunt Corporation will be held at 10:00 o'clock a.m. on April 19, 2000, on the 50th Floor, Furness Forum, Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania, for the following purposes:

        1. To elect four directors to serve for a three-year term;

        2. To vote on a proposal to ratify the appointment of independent accountants; and

        3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on February 18, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the enclosed return envelope which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.



                                     By order of the Board of Directors,




                                     WILLIAM E. CHANDLER, Secretary


March 1, 2000

                                HUNT CORPORATION
                               One Commerce Square
                               2005 Market Street
                             Philadelphia, PA 19103

                           ---------------------------
                                 PROXY STATEMENT
                           ---------------------------
     This proxy statement, which is being sent to shareholders on or about March 8, 2000, is furnished in connection with the solicitation of proxies by the Board of Directors of Hunt Corporation (the "Company") for use at the forthcoming Annual Meeting of Shareholders (the "Meeting") to be held on April 19, 2000, and at any adjournments thereof.

     At the close of business on February 18, 2000, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were outstanding an aggregate of 9,992,239 of the Company's Common Shares. Pursuant to the Company's 1990 shareholders' Rights Agreement, rights to purchase securities of the Company under certain circumstances are deemed to be attached to outstanding Common Shares.

Voting and Revocability of Proxies

     Each Common Share outstanding on the record date is entitled to one vote on all matters to come before the Meeting, except that shareholders have the right to cumulate their votes in the election of directors. This means that shareholders may multiply the number of votes to which they are entitled by the number of directors to be elected, and the whole number of such votes may be cast for one nominee or distributed among any two or more nominees. If you wish to cumulate your votes in this manner, you must clearly indicate on your proxy card your desire to cumulate and how many votes you wish to cast for each nominee.

     A majority of the Common Shares entitled to vote at the Meeting, represented in person or by proxy, constitutes a quorum. In the election of directors, assuming a quorum is present, the four nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the votes cast at the meeting is required for approval of Proposal 2, assuming a quorum is present. Abstentions, the withholding of a vote, or the specific direction not to cast any vote on a specific matter, such as broker non-votes, will not constitute the casting of a vote on such matter.

     Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the four nominees for director, as provided under "Election of Directors" below (in equal amounts or cumulatively, as the persons voting the proxies may determine); FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 2000 fiscal year; and, to the extent permitted by the rules of the Securities and Exchange Commission (the "SEC"), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments. In the latter regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(i) which grants the persons voting the proxies discretionary authority to vote on any shareholder proposals presented at an Annual Meeting of which the Company has not received notice at least 45 days before the anniversary of the date (March 8, 1999) on which the Company first mailed its proxy materials for the previous year's Annual Meeting.

                            1. ELECTION OF DIRECTORS

     The Restated Articles of Incorporation and By-laws of the Company presently provide that the number of directors shall be eleven, to be divided into three classes as nearly equal in number as possible. The Board of Directors has nominated, and recommends the election of, the following four persons to serve as directors of the Company until the 2003 Annual Meeting or until their successors are elected and have qualified:


     Ursula M. Burns                                      Jack Farber
     Gordon A. MacInnes                                   Donald L. Thompson


     All the nominees are presently serving as directors of the Company, having previously been elected by the shareholders of the Company, except for Ursula
M. Burns, who was elected a director by the Board in April 1999. Although the Board of Directors has no reason to believe any of the nominees will be unable to serve, if such should occur, your proxy will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, your proxy will not be voted for the election of more than four directors.

     The following table sets forth, as of February 1, 2000, certain information with respect to each nominee for election as a director and each director whose term of office will continue after the Meeting:

                                                                               Present
                         Name, Age and                            Director      Term
                         Occupation(1)                              Since      Expires
                         -------------                            --------     -------
                                                                    1997        2002
Donald D. Belcher, 61
  Chairman, President and Chief Executive Officer of
  Banta Corporation, a printing and digital imaging company.

Ursula M. Burns, 41                                                 1999        2000
  Senior Vice President, Worldwide Manufacturing and Supply
  Chain, Corporate Strategic Services (since 1999) of Xerox
  Corporation, a document company. Previously, Vice President and General Manager, Departmental Business Unit (1997 -
  1999) and Vice President and General Manager, Workgroup
  Copier Business Unit (1995 - 1997) of Xerox Corporation.
  Director of Lincoln Electric Company.

                                                                               Present
                         Name, Age and                            Director      Term
                         Occupation(1)                              Since      Expires
                         -------------                            --------     -------

Jack Farber, 66                                                    1970         2000
  Chairman of the Board (and President until June 1999) of
  CSS Industries, Inc., a consumer products company.

William F. Hamilton, Ph.D., 60                                     1986         2001
  Landau Professor of Management and Technology, The
  Wharton School of the University of Pennsylvania. Director
  of Neose Technologies, Inc., Marlton Technologies, Inc. and
  Digital Lightwave, Inc.

Mary R. (Nina) Henderson, 49                                       1991         2001
  Corporate Vice President, Global Core Business
  Development, of Bestfoods, an international food company.
  Director of AXA Financial Inc. (formerly The Equitable
  Companies), The Equitable Life Assurance Society of the
  United States, Pactiv Corporation (formerly Tenneco
  Packaging, Inc.)

Gordon A. MacInnes, 58(2)                                          1970         2000
  President, New Jersey Institute for School Innovation (since
  January 1999); Author and former New Jersey State Senator
  (1994-1998). Chairman of the Board of the Company
  (1995-1996).

Robert H. Rock, D.B.A., 49                                         1989         2002
  President of MLR Holdings, L.L.C., a publishing company
  which produces business publications, executive conferences and community newspapers. Director of Alberto-Culver
  Company and Quaker Chemical Co.

Roderic H. Ross, 69                                                1978         2001
  Vice Chairman of the Board and Chief Executive Officer of
  Keystone State Life Insurance Company. Director of PNC
  Bank Corp. and PMA Capital Corp.

Donald L. Thompson, 58                                             1996         2000
  Chairman, President and Chief Executive Officer of the
  Company (since 1996). Previously, Group Vice President of
  the Office Products Business (1993-96) of Avery Dennison
  Corporation, an office products company.

Malcolm J. Thompson, Ph.D., 54                                     1998         2002
  President and Chief Executive Officer of Novalux, Inc., a
  fiber optics communications systems company. Previously
  President and Chief Executive Officer, dpiX Inc., a Xerox
  New Enterprise Company, a digital imaging company
  (1996-99) and Chief Technologist of Xerox PARC (1981-1996).
  Director of Photon Dynamics Inc.

Victoria B. Vallely, 49(2)                                         1976         2002
  Manager, Bartol Family Partnership, an investment
  partnership.

---------------
(1) Except as otherwise noted, the named individuals have had the occupations indicated (other than directorships) for at least five years.
(2) Mr. MacInnes is married to Ms. Vallely's sister. Both Mrs. MacInnes and Ms. Vallely are daughters of the late George E. Bartol III, a former Chairman of the Board, Chief Executive Officer and principal shareholder of the Company.

Information Concerning Meetings and Certain Committees

     The Board of Directors held five formal meetings during fiscal 1999. The Company has standing Audit, Compensation, and Nominating Committees of its Board of Directors. The Audit Committee members currently are Messrs. Farber, Hamilton and MacInnes. This Committee makes recommendations to the Board of Directors concerning the engagement, retention and discharge of independent accountants, reviews with members of the Company's management and internal auditors and with the Company's independent accountants the plans and results of the auditing engagement, the Company's financial statements and the adequacy of the Company's system of internal accounting controls, and directs any investigations into matters within the scope of the foregoing duties. During fiscal 1999, the Audit Committee held two formal meetings. The Compensation Committee currently is composed of Messrs. Rock and Ross and Ms. Henderson. This Committee establishes the salaries of executive officers and makes recommendations to the Board of Directors regarding the adoption, extension, amendment and termination of compensation plans in which officers or directors may participate. It also exercises administrative powers pursuant to certain of those plans. The Compensation Committee held three formal meetings during fiscal 1999. The members of the Nominating Committee currently are Messrs. Belcher, MacInnes and Rock and Ms. Vallely. The primary purpose of this Committee, which held one meeting during fiscal 1999, is to identify and recommend to the Board qualified individuals to serve as directors of the Company. The Nominating Committee has not determined whether it will consider nominees recommended by shareholders.

     The Board of Directors also has an Executive Committee whose current members are Messrs. MacInnes, Farber, Rock and Mr. Donald L. Thompson. The Executive Committee generally is empowered, subject to certain limitations, to exercise the authority of the Board between Board meetings. The Board also, from time to time, appoints special committees for specific purposes.

     During fiscal 1999, all directors attended in person or by conference telephone at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board on which they served.

Compensation of Directors

     The ten current non-employee directors of the Company participate in the Company's 1997 Non-Employee Director Compensation Plan. Pursuant to this plan, the Company pays annual directors' fees of $5,000 in cash and $12,000 in grants of Common Shares, plus cash of $1,000 for each Board meeting and $1,000 ($1,250 for Committee Chairpersons) for each committee meeting attended, to each of its non-employee directors. In addition, the plan provides for annual grants to each non-employee director of non-qualified stock options to purchase up to 2,000 Common Shares at the fair market value of such shares on the date of grant, such options to vest after two years (subject to possible acceleration) and to extend for 10 years (subject to possible earlier termination). During fiscal 1999, options to purchase 2,000 Common Shares were granted to each of the non-employee directors at an exercise price of $9.16 per share. The exercise prices of options outstanding under this plan range from $23.22 to $9.16. As of February 1, 2000, no such options had been exercised. In addition, the Company reimburses directors for certain expenses incurred in attending Board and committee meetings. From time to time, the Company also compensates non-officer directors for special services but did not do so in fiscal 1999.

     The non-officer directors also participate in the 1994 Non-Employee Directors' Stock Option Plan which provides for one-time automatic grants of non-qualified options to purchase 5,000 Common Shares (at a per share price equal to the fair market value of a Common Share on the grant date of the option) on January 26, 1994 to each of the non-employee directors in office at that time, and to subsequent non-employee directors at the time of their election to the Board. Ms. Burns received such an option grant under this plan in fiscal 1999 with an exercise price of $10.5625 per share. Options granted under this plan extend for a term of ten years from the grant date (subject to earlier termination in certain circumstances) and become exercisable at the rate of 20% per year over five years from the grant date (subject to acceleration in certain circumstances). The options outstanding under this plan have exercise prices ranging from $18.6875 per share to $10.5625 per share. As of February 1, 2000, an aggregate of 3,000 options had been exercised under this plan.


            2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP served as the Company's independent accountants for fiscal 1999 and has been selected by the Board of Directors to serve in the same capacity for fiscal 2000. The shareholders will be asked to ratify this appointment at the Meeting.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

                                3. OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action at the Annual Meeting, other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the Meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

                             ADDITIONAL INFORMATION

Common Share Ownership by Certain Beneficial Owners and Management

     The following table sets forth, as of February 1, 2000, certain information concerning the beneficial ownership of Common Shares by: (i) each person who is known by the Company to be the beneficial owner of more than 5% of such shares, (ii) each director and nominee for director of the Company,
(iii) each of the executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement, and (iv) all directors and executive officers of the Company as a group. Such information is based upon information provided to the Company by such persons.

                                                                    Common Shares           Percent
                  Name of Beneficial Owner                      Beneficially Owned(1)     of Class(1)
                  ------------------------                      ---------------------     -----------
Richard J. Bove Esq. .......................................         2,069,766(2)        20.7
 Bove & Associates
 2000 Market Street, 6th Floor
 Philadelphia, PA 19103

Ariel Capital Management, Inc. .............................         1,614,180(3)        16.2
 307 North Michigan Avenue
 Chicago, IL 60601

Reed Conner & Birdwell, Inc. ...............................           774,394(4)         7.7
 11111 Santa Monica Blvd., Ste. 1700
 Los Angeles, CA 90025

Dimensional Fund Advisors Inc. .............................           568,800(4)         5.7
 1299 Ocean Ave., 11th Floor
 Santa Monica, CA 09401

Donald D. Belcher, director ................................             7,085(5)          *
Ursula M. Burns, director ..................................             1,301             *
Jack Farber, director ......................................            22,245(5)          *
William F. Hamilton, director ..............................            11,785(5)(6)       *
Mary R. (Nina) Henderson, director .........................             8,685(5)          *
Gordon A. MacInnes, director ...............................           620,844(5)(7)      6.2
Robert H. Rock, director ...................................             8,585(5)          *
Roderic H. Ross, director ..................................            16,760(5)          *
Donald L. Thompson, director and executive officer .........           244,500(8)         2.4
Malcolm J. Thompson, director ..............................             2,722(5)          *
Victoria B. Vallely, director ..............................           107,018(5)(9)      1.1
John W. Carney, executive officer ..........................            80,674(10)         *
William E. Chandler, executive officer .....................           137,029(11)        1.4
W. Ernest Precious, executive officer ......................           103,257(12)        1.0
Eugene A. Stiefel, executive officer .......................            54,341(13)         *
Spencer W. O'Meara, former executive officer ...............           138,885(14)        1.4
All current directors and executive officers as a group
 (16 persons) ..............................................         1,426,831(15)       13.5

---------------
*Less than 1%

(1) Except as otherwise indicated, the beneficial ownership of Common Shares reflected in this proxy statement is based upon sole voting and dispositive power with respect to such shares. Further, for the purposes of computing beneficial ownership and the percent of class of an individual, Common Shares which the individual has the right, upon exercise of options and in certain other circumstances, to acquire within 60 days, are deemed to be outstanding and beneficially owned by the individual.

(2) Represents shares held by Mr. Bove as successor and sole trustee under four separate irrevocable trusts established by the late George E. Bartol III
    (a former Chairman of the Board, Chief Executive Officer and principal shareholder of the Company) for the benefit of Mr. Bartol's four adult daughters.

(3) According to information supplied by Ariel, Ariel is a registered investment adviser, and all shares held by it are owned by its investment advisory clients, none of whom, to the knowledge of Ariel, owns more than 5% of the Company's Common Shares.

(4) According to information set forth in its Schedule 13G filed with the SEC, this entity is a registered investment adviser.

(5) Includes for the following named individuals, the following number of shares which he or she has the right to acquire by exercise of stock options under the non-employee director stock option and compensation plans: Messrs. Farber, Hamilton, MacInnes, Rock and Ross, and Ms. Henderson and Mrs. Vallely -- 6,000 shares; Mr. Belcher -- 3,000 shares; and Dr. M.
     L. Thompson -- 1,000 shares.

(6)  Includes 3,500 shares held jointly with his wife.

(7) Includes 532,293 shares as to which Mr. MacInnes has shared voting and dispositive power as co-trustee (with Katherine B. Stenson-Lunt) of an irrevocable trust established by the late George E. Bartol III for the benefit of his grandchildren, and 74,529 shares held by Mr. MacInnes as custodian for his children. Does not include 159,840 shares beneficially owned by Mr. MacInnes' wife, the beneficial ownership of which shares is disclaimed by Mr. MacInnes. Mrs. Stenson-Lunt and Mrs. MacInnes are daughters of the late George E. Bartol III.

(8) Includes 237,500 shares which Mr. Thompson has the right to acquire by exercise of stock options.

(9) Includes 19,224 shares held jointly with her husband. Does not include an aggregate of 44,057 shares held by her husband as trustee or custodian for their children, the beneficial ownership of which shares is disclaimed by Ms. Vallely.

(10) Includes 72,260 shares which Mr. Carney has the right to acquire by exercise of stock options. Does not include 9,000 shares held for his account in the Supplemental Executive Retirement Plan.

(11) Includes 83,545 shares which Mr. Chandler has the right to acquire by exercise of stock options. Does not include 12,000 shares held for his account in the Supplemental Executive Retirement Plan.

(12) Includes 97,917 shares which Mr. Precious has the right to acquire by exercise of stock options. Does not include 12,000 shares held for his account in the Supplemental Executive Retirement Plan.

(13) Includes 51,180 shares which Mr. Stiefel has the right to acquire by exercise of stock options.

(14) Includes 104,829 shares which Mr. O'Meara has the right to acquire by exercise of stock options. Does not include 12,000 shares held for his account in the Supplemental Executive Retirement Plan.

(15) Includes an aggregate of 588,402 shares which certain directors and current executive officers have the right to acquire by exercise of stock options. Does not include shares which are excluded in the notes above.

                            -------------------------

                             Executive Compensation

Compensation Committee Report on Executive Compensation

     The Company's Compensation Committee (the "Committee") is composed of three outside directors, none of whom has ever been an employee of the Company or any of its subsidiaries. The Committee makes recommendations to the full Board of Directors regarding the adoption, extension, amendment, and termination of the Company's compensation plans and also administers certain of these plans. The Committee also reviews in conjunction with the Company's Chairman, President and Chief Executive Officer (the "CEO") the performance of other executive officers and establishes the salaries of the CEO and other executive officers (subject to the terms of any employment agreements). The Committee has provided the following report on executive compensation:

     The Committee has been guided by the following executive compensation philosophy of the Company:

        1. Align the interests of shareholders and management through a compensation program that provides a substantial proportion of executive officers' total compensation in the form of Company shares and options.

        2. Make a significant portion of total compensation for executive officers contingent upon the attainment of demanding performance goals that support growth in the Company's share value over time.

        3. Balance the objectives of short-term earnings increases and investment in the long-term financial health of the Company with an incentive compensation program that rewards improved profit performance with annual cash bonuses and stimulates a long-term perspective through the granting of options to purchase Common Shares of the Company.

        4. Enable the Company to attract and retain superior management by providing a very competitive total compensation package.

     Executive compensation consists primarily of three components: base salary, incentive compensation, and stock options/stock grants.


Base Salary

     The Company's policy generally has been to set base salaries for each executive officer position at a level up to the fiftieth percentile when compared to compensation survey data available for equivalent positions with other industrial, bonus-paying employers. If performance objectives for annual incentive and long-term goals are met, total direct compensation may reach the seventy-fifth percentile of compensation for equivalent positions with other industrial employers of comparable size. The Company uses compensation studies, surveys and outside consultants to monitor the Company's competitive executive compensation position and to recommend salary ranges and compensation changes to the Committee. These studies may include but are not limited to the peer group of companies used for the Shareholder Return Performance Graph herein.

     The performance reviews of the executive officers other than the CEO are conducted by the CEO, and the results of such reviews are reported to the Committee by the CEO. The performance of the CEO is reviewed by the Compensation Committee and the Board of Directors. The Committee adjusts executive officers' salaries with input from the CEO based on the quality of their individual performance and the relationship of their salary to their established salary range. Merit increases in the form of a one-time payment (as distinct from the annual bonuses) are granted under certain circumstances; however no such merit increases were granted during fiscal 1999.

     The base salary of the CEO presently is set at $450,000 per year, subject to adjustment, by his employment agreement. Adjustments to the base salary of the CEO are governed by the same factors as other executive officers but also specifically take into account the Company's current financial performance (as measured by earnings, balance sheet strength, and overall financial soundness) and the extent to which the CEO is successful in establishing a vision and strategic plan for the Company and implementing that plan over time. The Committee also considers the CEO's leadership in setting high standards for financial performance, motivating management colleagues, and representing the Company and its values to internal and external constituencies. These factors are largely subjective in nature and are not specifically weighted.

Incentive Compensation

     The Company's incentive compensation program as in effect during fiscal 1999 had only an annual component. Under the annual program, bonuses were based on achievement of a specific corporate earnings per share threshold which was established by the Committee with reference to the Company's prior year's results and management's budget for the 1999 fiscal year, achievement of specific business unit revenue and operating margin, and achievement of certain objectives for each individual executive. The maximum potential annual bonus award for executive officers, including the CEO, for fiscal 1999 was up to 70% of base salary. No annual bonus was earned by the executive officers for fiscal 1999. However, the Board of Directors authorized a discretionary special cash award in fiscal 1999, payable to the employees and executive officers of the Company other than the CEO, Mr. Thompson. This special cash award was approved in recognition of the progress of the Company's business in fiscal 1999.

Stock Options/Stock Grants

     The Company's 1993 Stock Option and Stock Grant Plan provides for grants by the Compensation Committee of incentive and/or non-qualified stock options, as well as grants of stock, to executive officers and others, thus tying a portion of executive compensation directly to the performance of the Company stock. The exercise price of the stock options under the Plan (and predecessor option plans) may not be less than 100% of the fair market value of the Company's stock on the date of grant. Stock options become exercisable at least one year (usual practice has been two years) from the date of grant, subject to possible acceleration in certain circumstances, and usually expire ten years following the date of grant. Executive officers typically have been granted stock options each year for a number of shares, the market value of which shares on the date of grant has been in a range of 75% to 125% of the executive officer's base salary. However, in fiscal 1997, the Committee granted three years' worth of options to executive officers, other than the CEO, (which were intended to be largely in lieu of grants to them during the next three fiscal years), in order to compensate the executive officers for their efforts related to the Company's restructuring and as part of the Committee's intention to have a greater portion of executive officers' total compensation be based on stock options. The CEO received options in fiscal 1998 and 1997 pursuant to his employment agreement.

     The Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may be from time-to-time necessary to attract and retain top-quality management, the Compensation Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

February 9, 2000                     Compensation Committee:
                                          Robert H. Rock, Chairman
                                          Mary R. (Nina) Henderson
                                          Roderic H. Ross

Summary Compensation Table
     The following table sets forth certain information concerning the annual and long-term compensation paid or accrued to or for: (i) the Company's Chief Executive Officer and (ii) the Company's four most highly compensated other current executive officers and one former executive officer whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Officers") for services rendered to the Company and its subsidiaries during fiscal years 1999, 1998 and 1997:

                                                                                                          Long-Term
                                                                                                         Compensation
                                                                  Annual Compensation                       Awards
                                                  ----------------------------------------------------  -------------
                                                                                            Other         Securities    All Other
                                                                                            Annual        Underlying     Compen-
                    Name and                                               Bonus           Compen-         Options/      sation
               Principal Position                  Year     Salary          (1)             sation         SARs (2)        (3)
------------------------------------------------  ------  ---------  ----------------  ---------------  -------------  ----------
                                                             ($)            ($)              ($)             (#)           ($)
                                                          ---------  ----------------  ---------------  -------------  ----------
Donald L. Thompson                                1999    450,000              --               --              --        7,637
Chairman of the Board,                            1998    453,462              --               --          45,283       10,478
President and Chief Executive Officer             1997    450,000         225,000(4)            --          62,500       11,250

William E. Chandler                               1999    225,216          25,000               --              --        4,014
Senior Vice President,                            1998    218,537              --               --              --        5,641
Finance; Chief Financial Officer and Secretary    1997    213,200         105,001               --         124,000        4,236

W. Ernest Precious                                1999    215,359          21,967               --              --        3,882
Executive Vice President,                         1998    217,016              --               --              --        5,532
Corporate Development                             1997    215,816          98,139           44,908(5)      124,000        3,108

John W. Carney                                    1999    190,000          19,000               --              --        2,978
Vice President, General Manager,                  1998    174,636              --               --              --        3,500
Hunt Graphics                                     1997    164,565          63,423               --          89,000        3,096

Eugene A. Stiefel                                 1999    163,075          20,874               --              --        2,487
Vice President,                                   1998    147,273              --               --              --        2,833
Information Services                              1997    125,225          38,475               --          89,000        2,516

Spencer W. O'Meara(6)                             1999    290,000          30,000               --              --      285,298
Former Executive Vice President                   1998    263,251              --               --              --        7,119
                                                  1997    245,595         118,665               --         124,000        4,901

---------------
(1) Represents annual bonuses awarded under the Company's Incentive Compensation Program for the respective fiscal years, unless otherwise indicated. No bonus was earned under that program in either fiscal 1998 or 1999. However, the Board authorized a discretionary special cash award for fiscal 1999 payable to employees and executive officers, other than Mr. Thompson, in recognition of the substantial progress of the Company's business in fiscal 1999.
(2) Represents shares underlying stock options unless otherwise indicated.
(3) Includes contributions made by the Company under its 401(k) Savings Plan, its Supplemental Executive Benefits Plan (see "Pension Plans" below) and premiums paid by the Company for group term life insurance coverage, unless otherwise indicated. Does not include contributions made by the Company with respect to the Pension Plan.
(4) The bonus of $225,000 paid to Mr. Thompson for fiscal 1997 represented the minimum annual incentive pay for that fiscal year under the terms of his employment agreement.
(5) Includes reimbursement of $17,144 of relocation expenses, $13,652 of related taxes and $14,112 of compensation for relocation.

(6) Mr. O'Meara resigned as an executive officer, effective September 30, 1999 but continued to receive his salary during fiscal 1999. The amount reflected for him under "All Other Compensation" includes $280,000 accrued in connection with his separation arrangements. (See "Employment and Severance Agreements and Arrangements" below.)

Stock Option/SAR Grants, Exercises and Holdings

     The following table sets forth certain information concerning stock options and SARs exercised by the Named Officers during fiscal 1999 and unexercised stock options held by them at the end of fiscal 1999. No stock options or SARs were granted to the Named Officers during fiscal 1999.

                  Aggregate Option/SAR Exercises in Fiscal 1999
                    and Fiscal Year-End Option/SAR Values(1)

                                                              Number of Shares               Value of Unexercised
                                                          Underlying Unexercised          In-the-Money Options/SARs
                               Shares                     Options/SARs at FY-End                at FY-End(2)
                            Acquired on      Value    ---------------------------------  -----------------------------
           Name               Exercise     Realized      Exercisable     Unexercisable    Exercisable    Unexercisable
                                (#)           ($)            (#)              (#)             ($)             ($)
                           -------------  ----------  ----------------  ---------------  -------------  --------------
Donald L. Thompson ......       --           (3)           131,250(3)        43,750(3)        --              --
Donald L. Thompson ......       --           --            237,500           45,283           --              --
William E. Chandler .....       --           --             83,545          124,000           --              --
W. Ernest Precious ......       --           --             97,917          124,000           --              --
John W. Carney ..........       --           --             72,260           89,000           --              --
Eugene A. Stiefel .......       --           --             51,180           89,000           --              --
Spencer W. O'Meara ......       --           --            104,829          124,000           --              --

---------------
(1) The information presented in this table is with respect to options, unless otherwise noted. All options reflected in this table were granted at fair market value under the Company's 1983 or 1993 Stock Option Plans.
(2) The value in the case of options is calculated by subtracting the exercise price from the fair market value of the securities underlying the options at November 28, 1999. There is no exercise price for Mr. Thompson's phantom stock/SARs. (See footnote (4) below.)
(3) Relates to the 175,000 shares of phantom stock/SARs granted to Mr. Thompson on June 1, 1996 pursuant to the terms of his employment agreement. (See "Employment and Severance Agreements and Arrangements" below.) These phantom shares/SARs vest at the rate of 25% per year commencing December
    1, 1996. The fair market value of the 43,750 shares of phantom stock/SARs that vested on December 1, 1998 (which was during fiscal 1999) was $601,563 on that date. Upon his separation from the Company, Mr. Thompson will be entitled to receive, in monthly installments with interest, an aggregate amount equal to the number of such phantom shares/SARs as shall have vested, multiplied by the per share price of the Company's Common Shares as of the end of the month prior to his separation from the Company, plus an amount equal to the dividends which would have accrued on an equivalent number of Common Shares prior to his separation, minus any such dividend equivalent amounts as may previously have been distributed to him.

Pension Plans


     The following table sets forth the estimated annual retirement benefits payable under the Company's Pension Plan and the retirement benefits portion of the Supplemental Executive Benefits Plan (the "Supplemental Plan") to participants in both Plans, assuming they retired at age 65 in fiscal 2000 with the indicated levels of compensation and years of benefit service:



                                                  Years of Service
              -----------------------------------------------------------------------------------------
Remun-
eration           10           15           20           25           30           35        40 or More
-----------   ----------   ----------   ----------   ----------   ----------   ----------   -----------
$100,000       $ 20,000     $ 30,000     $ 40,000     $ 50,000     $ 55,000     $ 60,000     $ 60,000
 150,000       $ 30,000     $ 45,000     $ 60,000     $ 75,000     $ 82,500     $ 90,000     $ 90,000
 200,000       $ 40,000     $ 60,000     $ 80,000     $100,000     $110,000     $120,000     $120,000
 250,000       $ 50,000     $ 75,000     $100,000     $125,000     $137,500     $150,000     $150,000
 300,000       $ 60,000     $ 90,000     $120,000     $150,000     $165,000     $180,000     $180,000
 350,000       $ 70,000     $105,000     $140,000     $175,000     $192,500     $210,000     $210,000
 400,000       $ 80,000     $120,000     $160,000     $200,000     $220,000     $240,000     $240,000
 450,000       $ 90,000     $135,000     $180,000     $225,000     $247,500     $270,000     $270,000
 500,000       $100,000     $150,000     $200,000     $250,000     $275,000     $300,000     $300,000
 550,000       $110,000     $165,000     $220,000     $275,000     $302,500     $330,000     $330,000
 600,000       $120,000     $180,000     $240,000     $300,000     $330,000     $360,000     $360,000
 650,000       $130,000     $195,000     $260,000     $325,000     $357,500     $390,000     $390,000
 700,000       $140,000     $210,000     $280,000     $350,000     $385,000     $420,000     $420,000
 750,000       $150,000     $225,000     $300,000     $375,000     $412,500     $450,000     $450,000
 800,000       $160,000     $240,000     $320,000     $400,000     $440,000     $480,000     $480,000

---------------
(1) Benefits shall be paid under the Supplemental Plan to the extent not payable under the Pension Plan.


     As used in the above table, the term, "Remuneration" means covered compensation (as defined below) averaged over a participant's highest five consecutive calendar years out of the last ten calendar years of employment, or if the participant has been employed fewer than 5 years, the average over the total months of employment. Covered compensation essentially means wages or salary, bonus, salary reductions elected under the Company's Savings Plan, and any cash awards under the Company's 1988 Long-Term Incentive Compensation Plan (which terminated in 1996), except that, for the purposes of determining Remuneration under the Pension Plan, but not the Supplemental Plan, only covered compensation not in excess of limitations imposed by the Internal Revenue Code ($160,000 for the Plan year which began October 1, 1999) may be taken into account. The covered compensation of the Named Officers for fiscal 1999 was as follows: Mr. Thompson -- $454,737; Mr. Chandler -- $253,698; Mr. Precious -- $240,655; Mr. Carney -- $211,933; Mr. Stiefel -- $186,435; and Mr.
O'Meara -- $324,436.

     The approximate present years of benefit service for the Named Officers are as follows: Mr. Thompson -- 4 years; Mr. Chandler -- 7 years; Mr. Precious -- 22 years; Mr. Carney -- 15 years; Mr. Stiefel -- 15 years; and Mr. O'Meara -- 20 years. For purposes of calculating benefits, a participant may not be credited with more than 40 years of service under the Pension Plan or 35 years of service under the retirement benefits portion of the Supplemental Plan.

     Retirement benefits shown in the above table have been computed on a single-life annuity basis and are not subject to any deduction for Social Security or other offset amount.

     The Pension Plan generally covers employees (including executive officers but excluding certain non-resident aliens) who are not covered by a collective bargaining agreement. The Supplemental Plan provides supplemental benefits only to executive officers and other officers. The Supplemental Plan has an elective salary deferral feature with a Company matching contribution of 25% of an officer's elective deferral but such contribution not to exceed 1.5% of the officer's compensation. The Company made matching contributions to this portion of the Supplemental Plan for the Named Officers of $20,755 in fiscal 1999. In addition, the Company makes basic contributions equal to the amount that would have been contributed under the Hunt Corporation Savings Plan but for the $160,000 limit previously discussed. In fiscal 1999, this amount totaled $4,893 for all the Named Officers.

Employment and Severance Agreements and Arrangements

     In connection with his hiring as Chairman, President and Chief Executive Officer by the Company in 1996, Donald L. Thompson and the Company entered into an employment agreement for an initial term ending May 31, 1998 and continuing thereafter from year to year until Mr. Thompson reaches the age of 65 or until earlier terminated by either party. The agreement provides for an initial annual base salary of $450,000 (subject to periodic review and possible increase by the Compensation Committee), plus an annual incentive bonus under the Company's incentive compensation program of up to a maximum of 70% of base salary. Pursuant to the agreement, Mr. Thompson was granted at the time his employment commenced: (i) stock options under the Company's 1993 Stock Option and Stock Grant Plan for 175,000 Common Shares, and (ii) 175,000 shares of phantom stock/SARs. He also is entitled to receive additional annual option grants of a value of up to 2 1/2% of his base salary under some circumstances. The agreement further provided for reimbursement of Mr. Thompson, on an after tax basis, for various moving and relocation expenses in connection with his move from California to Pennsylvania and entitles him to participate in most of the Company's benefit plans and programs for executives. (See the Summary Compensation and Option/SAR Exercises in Fiscal 1999 Tables above for further information concerning Mr. Thompson's compensation and benefits.)


     In the event of termination of his employment with the Company, Mr. Thompson's entitlement to severance compensation and benefits varies depending upon the circumstances and timing of such termination. If his employment were terminated by reason of his death or disability, by the Company without cause, or by him because of a material reduction in his authority or duties, he would be entitled under the agreement to continuation of his base salary, bonus and benefits for periods of from six months to two years following termination of employment, and there would be acceleration of the vesting of certain of his benefits, including his phantom stock. Should there be a change in control of the Company (as defined in the agreement) and a termination of his employment within two years thereafter, his entitlement to severance compensation and benefits under the agreement would be essentially as provided in the change in control agreements with other executive officers discussed in the following paragraph, except that: (i) his severance allowance generally would be equal to 2.99 times his recent annual cash compensation; and (ii) his life and health insurance plans and certain other benefits would continue for up to three years.

     Since 1990 the Company has had change in control agreements with executive officers, as well as with other officers and certain key employees. These agreements were amended in fiscal 1999 to extend for an additional five years through December 31, 2004. Under the agreements with executive officers, in the event of a change in control (as defined in the agreements) of the Company, the agreements would become effective and would provide for the executive officers' continued employment by the Company, generally for a period of two years following the change in control and generally at not less than their recent compensation and benefit levels. If within such two-year period an executive officer's employment is terminated by the Company without cause or if such executive officer resigns in certain specified circumstances, then the executive officer generally is entitled to the payment of a severance allowance equal to approximately twice his or her recent annual cash compensation level (including cash amounts earned under incentive compensation plans) and to the continuation of life and health insurance plans and certain other benefits for up to two years following such termination of employment. Mr. Thompson does not have a separate change in control agreement, but his employment agreement contains similar provisions, as described in the preceding paragraph.

     The Company also currently has a severance policy covering executive officers and certain other officers. Under this plan, executive officers who are not covered by employment agreements may, subject to certain conditions, continue to receive their base salaries, plus medical, life insurance and certain other benefits, for varying periods up to 24 months following termination of their employment with the Company other than by reason of voluntary resignation, retirement, death, disability or cause. However, to the extent termination benefits under the change in control agreements described above are payable to an executive officer, such benefits reduce any salary continuation benefits under this severance plan.

     Spencer W. O'Meara resigned as an executive officer of the Company, effective September 30, 1999. In connection with his resignation and in recognition of his contributions to the Company, the Company expects that it will enter into an agreement with Mr. O'Meara which may provide him with compensation and benefits somewhat greater than those provided for in the Company's standard severance policy. The terms of such agreement are still under discussion with Mr. O'Meara.

                      Shareholder Return Performance Graph

     The following graph and chart provide an indicator of five-year cumulative total shareholder returns for the Company as compared with the Russell 2000 Index ("the Russell 2000") and a Peer Group Index(1).


[GRAPHIC OMITTED]



                                                Cumulative Total Return
                    -------------------------------------------------------------------------------
                    11/25/94       12/1/95      11/29/96      11/28/97     11/27/98     11/28/99
HUNT CORPORATION    $ 100.00      $ 107.21      $ 130.06      $ 161.82      $  98.84    $  69.09
PEER GROUP          $ 100.00      $ 122.48      $ 122.58      $ 135.07      $ 133.61    $  99.15
RUSSELL 2000        $ 100.00      $ 127.00      $ 153.92      $ 202.55      $ 189.95    $ 187.24

     The above graph and chart assume that the value of the investment in Hunt Corporation, the Russell 2000 Index companies and the Peer Group Index companies was $100 on November 25, 1994, and that all dividends were reinvested. The performance as reported above provides no assurances that this performance will continue in the future.
---------------
(1) The Peer Group is comprised of American Business Products, Inc.; A. T. Cross Company; Dixon Ticonderoga Company; Paris Corporation; Fibermark, Inc.; General Binding Corporation; Nashua Corporation; Pentech International, Inc.; and Workflow Management, Inc. Although none of the companies in the Peer Group is directly comparable with the Company in terms of all businesses engaged in, there are similarities in respect to certain products offered, specific lines of business and/or channels of distribution. For purposes of the Peer Group Index, companies have been weighted based upon their relative market capitalizations as of the beginning of each period for which a return is indicated.

             Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's Common Shares and certain other holders of such shares (collectively, "Covered Persons"), to file with the SEC and the New York Stock Exchange, within specified time periods, initial reports of ownership, and subsequent reports of changes in ownership, of Common Shares and other equity securities of the Company.

     Based solely upon the Company's review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company's knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with on a timely basis in fiscal 1999.

                             Solicitation of Proxies

     The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specially compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

                              Shareholder Proposals

     In order to be eligible for inclusion in the Company's proxy materials for the 2001 Annual Meeting, shareholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than November 15, 2000.


                                  Miscellaneous

     A copy of the Company's fiscal 1999 Annual Report to Shareholders is also enclosed but is not to be regarded as proxy solicitation material.

     The Company, upon request, will furnish to record and beneficial holders of its Common Shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 1999. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the Secretary of the Company at the offices of the Company set forth on page 1 of this proxy statement.

                                     By order of the Board of Directors,



                                     WILLIAM E. CHANDLER, Secretary
March 1, 2000

                                HUNT CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 19, 2000
--------------------------------------------------------------------------------

     The undersigned hereby appoint(s) Donald L. Thompson and William E. Chandler, or any of them, with full power of substitution, proxies to vote, as designated on the reverse side of this proxy card, all the Common Shares of Hunt Corporation held of record by the undersigned on February 18, 2000, at the Annual Meeting of Shareholders to be held on April 19, 2000, and at any adjournments thereof.

             (Continued, and to be dated and signed, on other side)

                        Please sign, date and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                                HUNT CORPORATION

                                 April 19, 2000



              | Please Detach and Mail in the Enclosed Envelope |

      Please mark your
A /X/ votes as in this
      example


             AUTHORITY GRANTED
         to vote for all nominees
         (except as marked to the      AUTHORITY
             contrary below)           WITHHELD                                                                FOR  AGAINST  ABSTAIN
(1) ELECTION     / /                     / /     Nominees:               (2) Ratification of the appointment   / /    / /      / /
    OF                                             Ursula M. Burns           of PricewaterhouseCoopers LLP
    DIRECTORS                                      Jack Farber               as the independent accountants
                                                   Gordon A. Macinnes        of the Company for fiscal 2000.
If you wish to withhold authority to vote for      Donald L. Thompson
one or more but less than all of the nominees                            (3) and, to the extent permitted by the Rules of the
named at right, or to cumulate your votes for                                Securities and Exchange Commission, upon such other
any such nominee(s), so indicate on the line                                 matters as may properly come before the meeting and
provided below.                                                              any adjournment thereof.

                                                                             This proxy when properly executed will be voted in the
---------------------------------------------                            manner directed herein by the undersigned. If no contrary
                                                                         direction is made, this proxy will be voted FOR the
                                                                         nominees listed in Item 1 at left (in equal amounts or
                                                                         cumulatively, as the proxies may determine) or, if any
                                                                         such nominee(s) should be unable to serve, for such other
                                                                         person(s) as may be recommended by the Board of
                                                                         Directors: FOR the proposal set forth in Item 2 and in
                                                                         accordance with the proxies' best judgment upon other
                                                                         matters properly coming before the meeting and any
                                                                         adjournments thereof.

SIGNATURE ____________________________ DATED ____________, 2000    SIGNATURE _____________________________ DATED ____________, 2000
                                                                              (Signature if held jointly)
NOTE: Please date and sign exactly as your name appears herein. In case of joint holders, each should sign. If the signor is a corporation or partnership, sign in full the corporate or partnership name by an authorized officer or partner. When signing as attorney, executor, trainee, officer, partner, etc. give full title.